SCHEDULE 14(a) INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                       EXECUTONE INFORMATION SYSTEMS, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

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     Item 22(a)(2) of Schedule 14A.

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     14a-6(i)(3).

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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( )  Check box if any part of the fee is offset as provided by Exchange Act
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                                      PROXY STATEMENT






                            EXECUTONE Information Systems, Inc.
                                  478 Wheelers Farms Road
                                Milford, Connecticut  06460


                         NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                       June 27, 1995


To the Shareholders of
EXECUTONE Information Systems, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders of EXECUTONE Information Systems, Inc. (the "Company") will be held at the Ramada Plaza, 700 Main Street, Stamford, Connecticut, 06901 on June 27, 1995, at 3:00 P.M., for the following purposes:

      (1) To elect five directors of the Company for the coming year;
      (2) To approve a proposed amendment to the Company's Articles of Incorporation to increase the total number of authorized shares of Common Stock from 60,000,000 to 80,000,000 shares;
      (3) To approve a proposed amendment to the Company's Bylaws to change the range in the size of the Board of Directors;
      (4) To approve a proposed amendment to the Company's Articles of Incorporation to provide that the number of directors of the Company shall be as set forth in the Company's Bylaws;
      (5) To approve the amendment of the Company's 1986 Employee Stock Option Plan to extend the term of the Plan and allocate an additional 2,000,000 shares for issuance under options under the Plan; and
      (6) To transact such other business as may properly come before the meeting and any continuation or adjournment thereof.

     Only shareholders of record at the close of business April 26, 1995 are entitled to notice of and to vote at the meeting or any continuation or adjournment thereof.

                                          Barbara C. Anderson
                                          Vice President, General Counsel
                                          and Secretary


Milford, Connecticut
April 28, 1995








     Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and return it in the self-addressed envelope provided for this purpose. The proxy may be revoked at any time before it is exercised, by written notice to such effect received by the Company, by submitting a subsequently dated proxy or by attending the meeting and voting in person.

                            EXECUTONE Information Systems, Inc.
                                  478 Wheelers Farms Road
                                Milford, Connecticut  06460


                                      PROXY STATEMENT

                              ANNUAL MEETING OF SHAREHOLDERS


      The Board of Directors of EXECUTONE Information Systems, Inc., a Virginia corporation (the "Company" or "EXECUTONE"), is furnishing this Proxy Statement to all shareholders of record and solicits their proxies for the Annual Meeting of Shareholders to be held on June 27, 1995.
This Proxy Statement and the enclosed form of proxy are being mailed to shareholders commencing on or about April 28, 1995.

      All proxies duly executed and received will be voted on all matters presented at the meeting in accordance with the instructions contained in such proxies. In the absence of specific instructions, proxies received will be voted in favor of the election of the named nominees to the Company's Board of Directors, in favor of the proposals to amend the Articles of Incorporation and in favor of the proposal to amend the 1986 Employee Stock Option Plan. Management does not know of any other matters that will be brought before the meeting. In the event that any other matter should come before the meeting or any nominee is not available for election, the persons designated in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment. Proxies may be revoked at any time prior to the exercise thereof by written notice to such effect addressed to and received by the Company at its corporate offices at the address given above,
Attention: Corporate Secretary, by delivery of a subsequently dated proxy or by a vote cast in person at the meeting.

      The total number of shares of Common Stock of the Company, $.01 par value per share (the "Common Stock"), outstanding as of April 26, 1995, the record date for the meeting, was 46,955,005 shares. The Common Stock is the only class of securities of the Company entitled to vote at the meeting, and each outstanding share has one vote. A majority of the shares of Common Stock outstanding and entitled to vote as of April 26, 1995, or 23,477,503 shares, must be present at the meeting in person or by proxy in order to constitute a quorum for the transaction of business. Only holders of record of Common Stock as of the close of business on April 26, 1995 will be entitled to vote.

      A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder at the Company's offices, 478 Wheelers Farms Road, Milford, Connecticut 06460, for a period of ten days prior to the meeting and also will be available at the meeting.




                                      PROPOSAL NO. 1
                                   ELECTION OF DIRECTORS

      Each director to be elected at the meeting will serve for a term of one year or until his successor shall be elected and qualified. The Bylaws give the Board of Directors the flexibility to designate the size of the Board within a range of six to nine members and appoint new directors should suitable candidates come to its attention before the next annual meeting of shareholders. Consequently, the Board of Directors has the ability to respond to changing requirements and to take timely advantage of the availability of especially well-qualified candidates.
Any such appointees to the Board of Directors cannot serve past the next annual meeting without shareholder approval.

      The following persons have been nominated by the Board of Directors as candidates for election as directors, and proxies not marked to the contrary will be voted in favor of their election. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. Votes that are withheld and shares held in street name ("Broker Shares") that are not voted in the election of directors will not be included in determining the number of votes cast. Certain information regarding each nominee and each director continuing in office is set forth below, including each individual's principal occupation and business experience during at least the last five years, and the year in which the individual was elected a director of the Company or one of its predecessor companies. Mr. William J. Spencer, a member of the Board of Directors since 1989, has withdrawn his name as a candidate for election as a director for health reasons, and the Board of Directors has therefore reduced the number of directors to five. Upon adoption of PROPOSALS NO.3 and 4, the size of the range of the Board of Directors will be reduced to five to nine members.

                                                                   Director
Name                  Age        Principal Occupation                Since

Alan Kessman           48   President, Chief Executive  Officer and   1983
                            Chairman of  the Board  of the  Company
                            since 1988;  formerly President,  Chief
                            Executive  Officer and  Chairman of the
                            Board of  ISOETEC Communications,  Inc.
                            ("ISOETEC"),  one   of  the   Company's
                            predecessor  corporations, since  1983.
                            From 1981 to 1983,  Mr. Kessman  served
                            as a  Corporate Vice President of  Rolm
                            Corporation.

Stanley M. Blau        57   Vice  Chairman  of  the  Company  since   1983
                            1988;  formerly  President   and  Chief
                            Executive Officer of  Vodavi Technology
                            Corporation  ("Vodavi"),  one   of  the
                            Company's   predecessor   corporations,
                            from 1987 until July 1988.

Thurston R. Moore      48   Partner,      Hunton     &     Williams   1990
                            (Attorneys), Richmond, Virginia,  since
                            1981.    Mr. Moore  also  serves  as  a
                            director of Sealey  Optical Laboratory,
                            Inc., an optical lens business.

Richard S. Rosenbloom  62   David  Sarnoff  Professor  of  Business   1992
                            Administration,    Harvard     Business
                            School,  since 1980.  Mr. Rosenbloom is
                            a  director  of  Lex  Service  PLC  and
                            Arrow Electronics, Inc.

William R. Smart       74   Senior  Vice  President   of  Cambridge   1992
                            Strategic     Management    Group    in
                            Cambridge,  Massachusetts  since  1984.
                            From  1984  to  1992,  Chairman of  the
                            Board,  Electronic  Associates,  Inc.
                            Mr.  Smart is  a director  of  National
                            Datacomputer   Company   and   American
                            International Petroleum Company.


Director Compensation

     Each non-employee director receives an annual retainer of $10,000, payable in equal quarterly installments. In addition, each non-employee director is granted annually an option to purchase 3,000 shares of the Company's Common Stock under the terms and conditions of the Company's 1990 Directors' Stock Option Plan approved by the shareholders on June
20, 1990.   As of March 31, 1995, options to purchase 48,000 shares of
Common Stock were outstanding and options to purchase 52,000 shares were available for future grant under the Directors' Stock Option Plan. During 1994, each director was granted options for 3,000 shares at a per share exercise price of $2.50, the closing market price on the date of grant. The Company also reimburses directors for their travel and accommodation expenses incurred in attending Board meetings.

     On June 23, 1992 and September 24, 1992, Richard S. Rosenbloom and William R. Smart were each granted warrants to purchase 25,000 shares of the Company's Common Stock at $1.25 and $1.16, respectively, the closing market prices on those dates. The warrants vest ratably over a three-year period and expire on June 23, 1997 and September 24, 1997, respectively. Messrs. Rosenbloom and Smart received these warrants upon being elected to serve on the Company's Board of Directors.

Board and Committee Activities

     During 1994, the Board of Directors met on five occasions. All directors attended more than 75% of the total number of meetings of the Board and of all committees of which they were members during 1994, except Mr. Spencer who attended 70% of such meetings. The Board has two standing committees, an Audit Committee and a Compensation Committee.

     The function of the Audit Committee is to recommend the selection of auditors and to review the audit report and the adequacy of internal controls. The Audit Committee met on one occasion during 1994. The members of the Audit Committee during 1994 were Messrs. Rosenbloom and Spencer.

     The Compensation Committee recommends to the full Board the compensation arrangements, stock option grants and other benefits for executive management of the Company as well as the incentive plans to be adopted by the Company. The Compensation Committee met four times during 1994. The members of the Compensation Committee during 1994 were Messrs. Moore, Rosenbloom, Smart and Spencer.




                           PROPOSAL NO. 2

            PROPOSED AMENDMENT TO EXECUTONE'S ARTICLES OF
                INCORPORATION TO INCREASE THE NUMBER OF
                   AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors recommends the amendment of the Company's Articles of Incorporation in order to increase the number of shares of Common Stock authorized for issuance from 60,000,000 to 80,000,000 shares. As of March 31, 1995, the Company had 46,430,758 shares of Common Stock outstanding and 4,266,966 shares reserved for issuance upon the exercise of currently outstanding options and warrants.

     The Board of Directors and management of the Company believe that additional shares of Common Stock should be authorized in order to provide flexibility by having authorized, unissued and unreserved shares of Common Stock available for proper corporate purposes. Such shares could be issued as authorized from time to time by the Board of Directors without further authorization by vote or consent of the shareholders and on such terms and for such consideration as may be determined by the Board of Directors. The additional shares of Common Stock might be issued to provide additional funds for working capital and capital expenditures, and for other purposes, including future financings of or acquisitions by the Company, in connection with various employee benefit plans and for stock dividends or stock splits.

     Holders of Common Stock are not entitled to preemptive rights, and to the extent that any additional shares of Common Stock may be issued on other than a pro rata basis to current stockholders, the additional shares could potentially be issued at times and under circumstances that could have a dilutive effect on earnings per share and on the equity ownership and voting power of the present holders of Common Stock. The Company, however, would receive valuable consideration for any additional shares of Common Stock issued, thereby reducing or eliminating the economic effect to each shareholder of such dilution.

     In recommending the proposed increase in the authorized number of shares of Common Stock, the Board of Directors does not perceive it to be nor intend it to function as an anti-takeover provision. Although the flexibility of the Board of Directors to issue additional Common Stock could enhance the Board's ability to negotiate on behalf of the stockholders in a takeover situation and also could be used by the incumbent Board of Directors to make a change in control more difficult, the Board of Directors has no present intention of issuing any shares of Common Stock for any anti-takeover purpose. Neither the management of the Company nor the Board of Directors is aware of any existing or planned effort on the part of any party to accumulate material amounts of any class of its capital stock, or to acquire control of the Company by means of merger, tender offer, solicitation of proxies in opposition to management or otherwise, or to change the Company's management, nor is the Company aware of any person having made any offer to acquire any material amount of capital stock or assets of the Company.

Vote Required

     Adoption of the proposed amendment to the Articles of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Abstentions and Broker Shares that are not voted on the matter will have the same effect as a negative vote. A copy of the proposed amendment is attached as Exhibit A.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2


                               PROPOSAL NO. 3

                     PROPOSED AMENDMENT TO EXECUTONE'S
                     BYLAWS TO CHANGE THE RANGE IN THE
                       SIZE OF THE BOARD OF DIRECTORS

     The Board of Directors recommends the amendment of the Company's Bylaws to change the range for the size of the Board of Directors. The Company's Bylaws currently provide that the Board of Directors shall consist of between six and nine directors. Since Mr. Spencer has recently withdrawn his name as a candidate for election as a director for health reasons, and the Company does not have any plans currently to fill that vacancy, the Company's Bylaws must be amended to reduce the lower end of the range to five directors.

     Upon adoption of this Proposal No. 3, the Company's Board of Directors may comprise between five and nine members. The number of directors within that range may be changed by either the shareholders or the Board of Directors. The size of the range may be changed only by the stockholders. Following the election of five directors pursuant to Proposal No. 1, the Board of Directors would be able to increase the number of directors by up to four members by a resolution approved by a majority of the Board of Directors. Such directors would be appointed by the Board of Directors to serve until the Company's next annual meeting, at which time their election to the Board of Directors would be subject to a vote of the shareholders. Under certain circumstances, the ability of the Board of Directors to add additional directors could enhance its ability to make a change in control more difficult; however, the Board of Directors does not perceive the proposed amendment to be, nor intend it to function as, an anti-takeover provision.

Vote Required

     Adoption of the proposed amendment to the Bylaws requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Abstentions and Broker Shares that are not voted on the matter will have the same effect as a negative vote. A copy of the proposed amendment is attached as Exhibit B.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 3



                               PROPOSAL NO. 4

               PROPOSED AMENDMENT TO EXECUTONE'S ARTICLES OF
                  INCORPORATION TO PROVIDE THAT THE NUMBER
                     OF DIRECTORS SHALL BE AS SET FORTH
                          IN THE COMPANY'S BYLAWS

     The Board of Directors recommends the amendment of the Company's
Articles of Incorporation to provide that the number of members of the Board of Directors of the Company shall be consistent with a range set forth in the Company's Bylaws, upon adoption of Proposal No. 3. Currently, the Company's Articles of Incorporation provide that the Board of Directors may change the size of the Board without shareholder approval if the resulting increase or decrease is not greater than 30% of the number of directors last elected by the shareholders while the Company's Bylaws provide that the Board of Directors shall consist of between six and nine directors (or between five and nine directors upon adoption of PROPOSAL NO. 3), as determined by the Board of Directors. The Virginia Stock Corporation Act provides that when corporate bylaws establish a variable range in the size of the Board of Directors, the number of directors may be changed by either the directors or the shareholders provided that the number stays within the range. The range of the size of the board can be changed only by vote of the shareholders. The proposed amendment to the Articles of Incorporation will confirm the flexibility given the Board of Directors in the Bylaws. After giving effect to the proposed amendment, the size of the Board of Directors will be five to nine members and this range may be changed only by a vote of the stockholders.

     Under certain circumstances, the variable range in the size of the Board of Directors could have the effect, in a takeover situation, of enhancing the ability of the Board of Directors to make a change in control more difficult; however, the Board of Directors does not perceive the proposed amendment to be, nor intend it to function as, an anti-takeover provision. See "PROPOSAL NO. 3."

Vote Required

     Adoption of the proposed amendment to the Articles of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Abstentions and Broker Shares that are not voted on the matter will have the same effect as a negative vote. A copy of the proposed amendment is attached as Exhibit C.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 4





                                      PROPOSAL NO. 5
                    AMENDMENT OF 1986 EMPLOYEE STOCK OPTION PLAN







Description of Proposed Amendments

     The Board of Directors of the Company, on the recommendation of the Compensation Committee, has unanimously approved two amendments to the Company's 1986 Employee Stock Option Plan (the "Plan") to increase the aggregate number of shares issuable pursuant to the Plan from 7,500,000 shares to an aggregate of 9,500,000 shares.

     Since the Plan would otherwise terminate in 1996, the Board of Directors also has unanimously approved the amendment of the Plan to extend the termination date by five years to December 31, 2001.

Reasons for Proposed Amendments

     The purpose of the Plan is to advance the interests of EXECUTONE by enabling employees to acquire an equity interest in the Company. Management of the Company believes that the availability of stock options for grant to employees aids in attracting, motivating and retaining high-caliber employees. The Plan is intended to qualify as an employee stock option plan under Sections 421 and 423 of the Internal Revenue Code (the "Code"), as amended, which means that options having certain beneficial tax attributes may be granted thereunder. The Board believes these provisions further the intent of the Plan to encourage employee stock ownership and provide a valuable employee benefit throughout all levels of the Company.

Summary of the Plan

     Administration. The Plan is administered by a committee (the "Committee") consisting of at least three persons chosen by the Board of Directors who are "disinterested" persons as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Committee interprets the Plan and prescribes rules, regulations and forms relating to the Plan's administration. The Compensation Committee of the Board of Directors is currently the Committee for the Plan.

     Shares Subject to the Plan. After giving effect to the proposed amendment, a total of 9,500,000 shares of Common Stock, par value $.01 per share, will be reserved for issuance upon exercise of stock options granted under the Plan, including a total of 4,169,902 already issued, and a total of 3,330,098 that are currently issuable under options outstanding under the Plan as of March 31, 1995. After giving effect to the amendments, approximately 2,000,000 shares will be available for issuance upon exercise of options that may be granted in the future.
The Plan provides for appropriate adjustment in the event of stock dividends, stock splits, recapitalizations and other changes in capital structure.

     Eligibility. All full-time employees (including officers) of the Company or any subsidiary are eligible to be granted options under the Plan.

     Nontransferability. Options granted under the Plan are not transferable other than by will or the laws of descent and distribution, and such options are exercisable during a participant's lifetime only by such participant.

     Termination of Employment or Death. If the employment of a participant in the Plan is terminated voluntarily by the employee or if such termination is for cause, all options held by such person will expire immediately. If such employment terminates other than voluntarily or for cause, options then outstanding may be exercised within 30 days of termination of employment or, in the case of disability or death, within 30 days of the date of disability or death.

     Amendment and Termination. The Board of Directors may at any time terminate the Plan, or from time to time make such modifications or amendments to the Plan as it may deem advisable. However, the Board of Directors may not, without approval by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, increase the aggregate number of shares as to which options may be granted, or change the corporations or class of corporations whose employees are eligible to receive options under the Plan, or make any other change that would materially increase the benefits of the Plan to the participants.

Vote Required

     Adoption of the proposed amendments to the Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote. Abstentions and Broker Shares voted as to any matter at the meeting will be included in determining the number of votes present or represented at the meeting, and, therefore will have the same effect as a negative vote.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 5



                       OWNERSHIP OF EQUITY SECURITIES BY DIRECTORS,
                            OFFICERS AND PRINCIPAL SHAREHOLDERS

     The following table sets forth the number of shares of Common Stock beneficially owned as of March 31, 1995 by each current director of the Company, by all current directors and officers of the Company as a group and by each person known to the Company to be a beneficial owner of more than five percent of the Company's outstanding Common Stock. Unless otherwise noted, the owner has sole voting and dispositive power with respect to the securities.








                                     Shares of Common Stock    Percentage of
    Name of Beneficial Owner           Beneficially Owned     Common Stock (1)

Stanley M. Blau (2)  . . . . . . . . .      761,358                1.7
Entities Associated with Hambrecht &
   Quist Group (3)   . . . . . . . . .    5,591,931               12.0
      One Bush Street
      San Francisco, CA 94104
Alan Kessman (4)   . . . . . . . . . .    1,823,332                3.9
Thurston R. Moore (5)  . . . . . . . .       92,335                *
Entities Associated with
      Edmund H. Shea, Jr. (6)             3,238,059                7.0
      655 Brea Canyon Road
      Walnut Creek, CA 91789
Richard S. Rosenbloom (7)  . . . . . .       34,000                *
William R. Smart (8)   . . . . . . . .       40,000                *
William J. Spencer  . . . . . . . . .        15,000                *
All Directors and Officers as a Group
   (21 persons) (9)  . . . . . . . . .    7,735,528               15.8



*    Less than 1%

(1) Based upon 46,430,758 shares of Common Stock outstanding as of March 31, 1995. In cases where the beneficial ownership of the individual or group includes options, warrants, or convertible securities, the percentage is based on the 46,430,758 shares actually outstanding plus the shares of Common Stock issuable upon exercise or conversion of any such options, warrants, or convertible securities held by the individual or group. The percentage does not reflect or assume the exercise or conversion of any options, warrants or convertible securities not owned by the individual or group in question.

(2) Includes 375,500 shares subject to options exercisable within 60 days of April 26, 1995. Includes 21,000 shares subject to options not exercisable within 60 days of April 26, 1995.

(3) The Hambrecht & Quist entities share power to vote and dispose of all of such shares. Does not include 281,364 shares of Common Stock individually owned by William R. Hambrecht of which Hambrecht & Quist Group disclaims beneficial ownership.

(4) Includes 198,188 shares subject to options exercisable within 60 days of April 26, 1995. Includes 40,000 shares subject to options not exercisable within 60 days of April 26, 1995. Includes
      765,503 shares as to which voting and dispositive power is shared. Includes 187,500 shares held in a revocable trust for Mr. Kessman's children, over which Mr. Kessman has no control and as to which shares he disclaims any beneficial ownership. Includes
      9,412 shares of Common Stock issuable upon conversion of the Company's Debentures (of which Mr. Kessman owns $100,000 principal amount or .5% of the principal amount outstanding).

(5) Includes 3,800 shares owned by Mr. Moore's spouse, as to which shares Mr. Moore disclaims any beneficial ownership, and 5,825 shares with respect to which voting and dispositive power is shared. Includes 15,000 shares subject to options, all of which are exercisable within 60 days of April 26, 1995.

(6) Includes 14,004 shares of Common Stock issuable upon conversion of the Company's Debentures, of which entities affiliated with Mr. Shea beneficially own less than 1% of the outstanding principal amount or $148,792 principal amount. The Shea entities share the power to vote and dispose of all of such shares.

(7) Mr. Rosenbloom beneficially owns 34,000 shares subject to options and warrants, 33,250 of which are exercisable within 60 days of April 26, 1995.

(8) Mr. Smart beneficially owns 34,000 shares subject to options and warrants, of which 24,168 are exercisable within 60 days of April 26, 1995.

(9) Includes 1,925,337 shares subject to options or warrants exercisable within 60 days of April 26, 1995. Includes 354,862 shares subject to options or warrants not exercisable within 60 days of April 26, 1995. Also includes 82,541 shares of Common
      Stock issuable upon conversion of the Company's Debentures (of which the group beneficially owns $887,000 principal amount, or 4.6% of the principal amount outstanding). Includes 924,978 shares as to which voting and dispositive power is shared and 378,433 shares as to which beneficial ownership is disclaimed.








                                  EXECUTIVE COMPENSATION


Summary Compensation Table

      The following table sets forth the compensation by the Company of the Chief Executive Officer and the four most highly compensated other executive officers of the Company for services in all capacities to the Company and its subsidiaries during the past three fiscal years.



                              Annual Compensation                       Long-Term
                                                                       Compensation
                                                           Other         Awards
                                                           Annual          of         All Other
Name and                           Salary ($)   Bonus ($)  Compensa-     Options/   Compensation
Principal Position     Year          (1)         (4)       tion ($)(2)   SARs(#)      ($) (3)
                       1994        391,100      100,000     8,506        -0-            6,978
Alan Kessman
Chairman of the        1993        374,850      150,764    --           50,000        263,491
Board,
President and          1992        370,731       73,707    29,957       40,000          5,460
Chief
Executive
Officer

                       1994        243,154       39,600    10,000       -0-            55,597
Michael W.
Yacenda                1993        225,879       58,684    --           32,000        160,388
Executive Vice
President              1992        226,494       20,011    14,555       26,000          4,172



                       1994        201,738       7,713     --            -0-            3,276
Stanley M. Blau
Vice Chairman          1993        193,973      37,083     --           20,000         22,645

                       1992        194,502      12,853      8,169       20,000          3,141



                       1994        211,539      23,088     10,000       -0-             4,199
Shlomo Shur
Senior Vice            1993        203,390      38,885     --           25,000          4,750
President
Advanced               1992        199,117      15,901     11,101       20,000          3,809
Technology



                       1994        205,888      28,025     10,000       -0-             4,899
Andrew
Kontomerkos            1993        193,973      37,083     --           20,000          6,060
Senior Vice
President              1992        194,502      12,853      8,169       15,000          4,127
Hardware
Engineering and
Production


(1) All 1992 salary amounts represent 27 bi-weekly pay periods rather than the customary 26 pay periods due to pay date scheduling, and therefore are correspondingly higher than the 1992 salary for 52 weeks.

(2) This category represents employee stock option credits that could have been used after July 1, 1993 and prior to December 31, 1994 to pay the exercise price of employee stock options held by the employee. Stock purchased with the 1992 option credits must be held for one year. All credits shown in this column were used to exercise stock options in 1993 or 1994. See Note 3.

(3) This category includes for 1994 stock option credits used to pay the exercise price of employee stock options exercised during 1994 by Mr. Yacenda in the amount of $50,549. This category includes for 1993 stock option credits used to pay the exercise price of employee stock options exercised during 1993 in the following amounts: Mr. Kessman $256,240;
            Mr. Yacenda, $155,250, and Mr. Blau, $19,200. The credits were granted in 1988, 1992 and 1994 (see note 2 above). The column does not include 1992 or 1994 credits used in 1993 or 1994 that were reported as "Other Annual Compensation" for 1992 or 1994. This category also includes for each individual a matching contribution by the Company under the Company's 401(k) plan in the amount of $660 each for 1994 and 1993 and $600 each for 1992. This column also includes premiums paid by the Company for long-term disability and life insurance for the individuals in the following amounts in 1994: Mr. Kessman, $7,424; Mr Yacenda, $4,774; Mr. Shur,
            $4,196; Mr. Blau, $2,820; and Mr. Kontomerkos, $4,849; in
            the following amounts in 1993:  Mr. Kessman, $6,591; Mr.
            Yacenda, $4,478; Mr. Blau, $2,785; Mr. Shur, $4,090; Mr.
            Kontomerkos, $5,400; and in the following amounts in 1992:
            Mr. Kessman, $4,860; Mr. Yacenda, $3,572; Mr. Blau, $2,541;
            Mr. Shur, $3,209; and Mr. Kontomerkos, $3,527.

(4) Includes special bonus awarded to certain Company employees following successful implementation of measures to overcome the effect of a fire at the facilities of one of the Company's major suppliers in China in December 1993. Special bonuses totalling $50,000, $30,000, $15,000 and $20,000 were awarded to Messrs. Kessman, Yacenda, Shur and Kontomerkos, respectively.








Employment Agreement

    The Company and Mr. Kessman entered into an employment continuity agreement in January, 1995 that provides certain benefits to Mr. Kessman in the event of the termination of Mr. Kessman's employment following a change in control in the Company, including a lump sum payment equal to
2.99 times his then current base salary plus the average of any bonuses awarded to Mr. Kessman during the two fiscal years preceding the termination of his employment. Under the terms of the agreement, a change in control includes the acquisition of beneficial ownership of 20% of the Company's voting securities by any person or group. The agreement continues through the length of Mr. Kessman's employment with the Company.

Option Grants in Last Fiscal Year

    There were no grants of stock options made during the year ended December 31, 1994 to the Chief Executive Officer or any of the four most highly compensated other executive officers of the Company. There were no grants of stock appreciation rights made to any officers during 1994, and there are no outstanding stock appreciation rights.

Aggregated  Option Exercises  in  Last Fiscal  Year  and Fiscal
Year-End Option Values

     The following table sets forth each exercise of stock options made during the year ended December 31, 1994 by the Chief Executive Officer and the four most highly compensated other executive officers and the fiscal year-end value of unexercised options held by those individuals as of December 31, 1994. There were no exercises or holdings of stock appreciation rights by any officers during 1994, and there are no outstanding stock appreciation rights.








                                                          Number of
                                                         Unexercised           Value of
                                                           Options        Unexercised In-the
                                                          at Fiscal     Money Options at Fiscal
                                                         Year-End (#)      Year-End ($) (1)
                   Shares Acquired                       Exercisable/       Exercisable/
Name               on Exercise (#)   Value Realized ($)  Unexercisable      Unexercisable
Alan Kessman        319,184           538,904            12,500/225,668     32,813/480,679
Michael W.           95,477           174,449           131,523/119,750     291,332/244,797
Yacenda

Stanley M. Blau      69,226           185,981            360,500/36,000     764,000/62,875

Shlomo Shur          28,945            56,603            309,430/57,500     710,889/108,484
Andrew Kontomerkos   25,700            58,079            306,925/48,500     709,624/93,125



(1) Based upon the last sale price on December 31, 1994 of $3.25 per share of Common Stock.







                               COMPENSATION COMMITTEE REPORT
                                 ON EXECUTIVE COMPENSATION


    It is the responsibility of the Compensation Committee of the Board of Directors to administer the Company's incentive plans, review the performance of management and approve the compensation of the Chief Executive Officer and other executive officers of the Company.

    The Compensation Committee believes that the Company's success depends on the coordinated efforts of individual employees working as a team toward defined common goals. The objectives of the Company's compensation program are to align executive compensation with business objectives, to reward individual and team performance furthering the business objectives, and to attract, retain and reward employees who will contribute to the long-term success of the Company with competitive salary and incentive plans.

    Specifically, executive compensation decisions are based on the following factors:

     1. The total direct compensation package for the Company's executives is made up of three elements: base salary, a short-term incentive program in the form of a performance-based bonus, and a long-term incentive program in the form of stock options and other inducements to own the Company's stock.

     2. The Committee believes that the total compensation of all executives should have a large incentive element that is dependent upon overall Company performance measured against objectives established at the beginning of the fiscal year.
          In the past four years, the Company has adopted a more aggressive incentive pay for performance posture. During this period, the emphasis on competitive base salaries has been lowered. Bonus and stock opportunities represent a greater portion of the total compensation package, in an attempt to further the Company's goal of linking compensation more closely to the Company's performance. The percentage of direct compensation that is dependent upon the Company's attainment of its objectives also generally increases as the responsibility of the officer in question for the overall corporate performance increases.

     3. Total compensation levels, i.e., base salary, bonus potential, and number of stock options, are established by individual levels of responsibility and regular reference to competitive compensation levels for executives performing similar functions and having equivalent levels of responsibility. However, whether actual bonuses are paid to each executive depends upon the achievement of Company profitability goals. In the case of certain executives who have direct responsibility for individual business units, a portion of the incentive compensation for such executives may consist of bonuses tied to the performance against predetermined targets of the individual business units for which they are responsible.

     4. In 1994, as in previous years, the Compensation Committee reviewed various executive compensation data developed by the Company's Human Resources Department with an independent consultant from salary and bonus compensation information reported in a nationally recognized independent compensation survey (the "Survey") for a group of companies in the Company's industry or similar industries and of comparable size and complexity. The Committee compared the salary and bonus levels of the Survey group to the existing salary and bonus compensation of the Company's management.

     5. The Committee views the 50th percentile of the Survey data as average compensation for comparable positions and believes it is the minimum level necessary for the Company to be competitive in attracting and retaining qualified executives in its industry and geographic locations. Therefore, the salaries for the Chief Executive Officer and the four other highest paid executive officers have been established at approximately the 50th percentile for comparable positions in the Survey companies.

     6. Merit increases in base salary for executives other than Mr. Kessman are reviewed on an individual basis by Mr. Kessman and increases are dependent upon a favorable evaluation by Mr. Kessman of individual executive performance relative to individual goals, the functioning of the executive's team within the corporate structure, success in furthering the corporate strategy and goals, and individual management skills. Based upon his evaluation, Mr. Kessman recommends salary increases to the Committee for its approval. In 1994, merit increases in salary for executives ranged from 4% to 8%.

     7. In addition to base salary and merit increases, the Compensation Committee considers incentive bonuses for its executive officers, including the Chief Executive Officer, both prospectively based upon the attainment of specific performance goals, and retrospectively based upon the Committee's discretionary judgment as to the performance during the year of the Company and its executive officers or other considerations deemed appropriate at the time. To establish 1994 bonus potential for executive officers, including the Chief Executive Officer, the Compensation Committee reviewed recommendations by the Chief Executive Officer based on data provided by the Survey and analyzed by the independent consultant for comparable positions. The Committee provided that each officer would be eligible for a bonus equal to a percentage of his or her salary consistent with the Survey data if certain pre-established pretax income targets or goals were achieved by the Company. The bonus incentive was structured so that if the Company fully achieved or exceeded its predetermined goals, total cash compensation of the executive (salary and bonus) would increase to approximately the 75th percentile of the Survey salary data. Partial achievement of the pretax income goals (above 50% attainment) would result in partial bonus payments.

          In 1994 the pretax income performance was below the 50% threshold and hence no pretax bonus incentive was paid.

          The Committee reserves the right to make discretionary bonus awards in appropriate circumstances where an executive might merit a bonus based on other considerations.

          In early 1995, the Committee determined that 15 executives, including Mr. Kessman, had made especially significant contributions to the successful program to offset the major costly effects on product distribution following a fire at a factory of one of the Company's major suppliers in China in December 1993, and awarded them a special bonus relative to their respective contributions. The amounts awarded to Mr. Kessman, Mr. Yacenda, Mr. Shur and Mr. Kontomerkos are set forth in the Summary Compensation Table.

     8. In 1994, the Committee approved an increase in salary and bonus eligibility for Mr. Kessman in recognition of Mr. Kessman's continued implementation of strategic plan decisions that the Committee believes will ultimately benefit the Company's shareholders. In recognition of the unique role Mr. Kessman has played and continues to play in the development and growth of the Company, the Board in 1995 concluded a continuity of employment agreement with Mr. Kessman. See "Executive Compensation--Employment Agreement."

     9. All executives, including the Chief Executive Officer, are eligible for annual stock option grants under the employee stock option plans applicable to employees generally, as approved by the Compensation Committee. The number of options granted to any individual depends on individual performance, salary level and competitive data. In addition, in determining the number of stock options granted to each senior executive, the Compensation Committee reviews the unvested options of each executive to determine the future benefits potentially available to the executive. The number of options granted will depend in part on the total number of unvested options deemed necessary to create a long term incentive on the part of the executive to remain with the Company in order to realize future benefits.

          No options were granted in 1994 to Mr. Kessman or the four highest paid other executive officers.

     In conclusion, the Compensation Committee believes that the base salary, bonus and stock options of the Company's Chief Executive Officer and other executives are appropriate in light of competitive pay practices and the Company's performance against short and long-term performance goals.


                                                           THURSTON MOORE

                                                       RICHARD ROSENBLOOM

                                                            WILLIAM SMART

                                                          WILLIAM SPENCER



Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee in 1994 were Thurston Moore, Richard Rosenbloom, William Smart and William Spencer.

     No member of the Committee is a former or current officer or employee of the Company or any subsidiary, except that Mr. Moore has acted as an Assistant Secretary of the Company. Mr. Moore is a partner in the law firm of Hunton & Williams, which regularly acts as counsel to the Company.

     No executive officer of the Company served as a director or a member of the Compensation Committee or of the equivalent body of any entity, any one of whose executive officers serve on the Compensation Committee or the Board of Directors of the Company.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, and written representations that no other reports were required, during the fiscal year ended December 31, 1994, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that Mr. Smart inadvertently reported one transaction 30 days late.


                                     PERFORMANCE GRAPH

     The graph below compares, for the last five fiscal years, the yearly percentage change in cumulative total returns (assuming reinvestment of dividends and interest) of (i) the Company's Common Stock, (ii) the Company's Debentures, (iii) the NASDAQ Stock Market and
(iv) a peer group index constructed by the Company (the "Peer Group").


     The Peer Group consists of the following companies:








     Aspect Telecommunications                 Inter-Tel, Inc.
     Boston Technology, Inc.                   InterVoice, Inc.
     Brite Voice Systems Inc.                  Microlog Corporation
     Centigram Communications Corp.            Mitel Corporation
     Comdial Corporation                       Norstan, Inc.
     Davox Corporation                         Octel Communications Corp.(1)
     Digital Sound Corporation                 Syntellect, Inc.
     Digital Systems International, Inc.       Teknekron Communications
                                                  Systems, Inc.
     Electronic Information Systems, Inc.      TIE/Communications, Inc.









     The Peer Group includes companies who compete with the Company in the general voice processing equipment area as well as those active in several more specialized areas, such as ACD (automatic call distribution), voice mail, interactive voice response systems, and predictive dialing systems, as well as additional general voice processing companies. The Company believes that the mix of the companies in the Peer Group accurately reflects the mix of businesses in which the Company is currently engaged and will be engaged in the foreseeable future.

     The Peer Group is not identical to the Survey group used to evaluate compensation of executives described in the Compensation Committee Report. The Peer Group above does not provide sufficient compensation data for the Committee's purposes, and the Survey group includes non-public entities for whom stock price data for the performance graph is unavailable.

     Although AT&T and Northern Telcom are the Company's principal competitors in supplying voice processing equipment, software and services to the under-300-desktop market, the business in which the Company is primarily engaged, both of those companies are much larger than the Company and derive most of their revenues from other lines of business and so have not been included in the Peer Group. The returns of each Peer Group issuer have been weighted in the graph below to reflect that issuer's stock market capitalization at the beginning of each calendar year.

(1) In 1994, Octel Communications Corp. acquired VMX, Inc., a company formerly included in the Peer Group.








                         Comparison of Five-Year Cumulative Return
                           Among EXECUTONE, including the Common
                        Stock ("XTON") and the Debenture ("XTONG"),
                          the NASDAQ (US) Index and the Company's
                                        Peer Group


Weighted Average
Cumulative Total Returns   1989    1990     1991     1992     1993      1994

XTON                       $100     $15      $22      $48       $77      $87
NASDAQ (US)                $100     $34     $112     $203      $280     $279
PEER GROUP                 $100     $42      $58      $72      $124     $111
XTONG                      $100     $85     $136     $158      $181     $177

                          [PERFORMANCE GRAPH]



            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


      Hunton & Williams regularly acts as counsel to the Company. Mr. Moore, a director of the Company, is a partner at Hunton & Williams.

      During 1992, affiliates of Hambrecht & Quist Group rendered certain investment banking services to the Company in connection with the exchange offer by the Company of Preferred Stock and Warrants for its Debentures (the "Exchange Offer"). Hambrecht & Quist Guaranty Finance, an affiliate of Hambrecht & Quist Group ("HQGF"), purchased a $2,000,000 loan participation interest from the Company in connection with the Exchange Offer transactions. The loan participation accrued interest at 14.5% per year. The loan and accrued interest would have been repayable in three equal installments beginning April 1, 1994 and ending April 1, 1995. As of January 1, 1993, pursuant to an option contained in the loan agreement, HQGF converted the loan into 200,000 shares of Preferred Stock and forfeited all accrued interest. In 1993, HQGF converted all of its Preferred Stock into Common Stock. Entities associated with Hambrecht & Quist beneficially own in the aggregate more than 5% of the Common Stock of the Company. See "Ownership of Equity Securities by Directors, Officers and Principal Shareholders". The Company's management believes that the transactions with Hambrecht & Quist Group and HQGF were on terms as favorable to the Company as could be expected from unaffiliated third parties.

      The Executive Stock Incentive Plan (the "Incentive Plan") approved by shareholders at the 1994 Annual Meeting was implemented in October 1994 with 30 employees participating. Under the terms of the Incentive Plan eligible employees were granted the right to purchase shares of the Company's Common Stock at a price of $3.1875 per share. Participating employees financed the purchases of these shares through loans by the Company's bank lenders at the prime rate less 1/4%. The loans are fully-recourse to the participating employees but are guaranteed by letters of credit from the Company to the lending banks. The Company holds the purchased Common Stock as security for the repayment of the loans. The following table contains information about borrowings in excess of $60,000 by executive officers during 1994 pursuant to the Incentive Plan that are guaranteed by the Company.

                              Highest Amount of                 Unpaid
                            Indebtedness Between            Indebtedness at
 Name                      9/30/94 and 3/31/95 (1)            3/31/95 (1)

 Alan Kessman                 $1,912,500                      $1,912,500
 Michael W. Yacenda           $1,115,625                      $1,115,625
 Shlomo Shur                  $  557,813                      $  557,813

 Andrew Kontomerkos           $  557,813                      $  557,813
 Barbara C. Anderson          $  318,750                      $  318,750

 James E. Cooke, III          $  318,750                      $  318,750
 Anthony R.                   $  446,250                      $  446,250
 Guarascio

 Israel J. Hersh              $   95,625                      $   95,625

 Robert W. Hopwood            $  318,750                      $  318,750

 Mark M. Hughes               $  318,750                      $  318,750
 David E. Lee                 $  318,750                      $  318,750
 Frank J. Rotatori            $  191,250                      $  191,250
 James H. Stirling            $  478,125                      $  478,125
_____________________







(1) Amounts shown are exclusive of accrued interest.








                  SHAREHOLDER PROPOSALS - 1996 ANNUAL MEETING

     Shareholders are entitled to present proposals for action at the 1996 Annual Meeting of Shareholders if they comply with the applicable requirements of the Company's Bylaws then in effect and with the requirements of the proxy rules as promulgated by the Securities and Exchange Commission. Any proposals intended to be presented at the 1996 Annual Meeting of Shareholders must be received at the Company's offices on or before December 28, 1995 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such meeting.


                               OTHER MATTERS


     The Board of Directors has designated Arthur Andersen & Co., independent accountants, as auditors for the Company for the fiscal year ending December 31, 1994. Representatives of Arthur Andersen & Co. will be present at the annual meeting with an opportunity to make a statement and will be available to respond to appropriate questions relating to the 1994 audit of the Company's financial statements.

     Management knows of no other business which will be presented to the meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

     The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mail, some of the officers and regular employees of the Company may solicit proxies by telephone and telegraph, and may also verify the accuracy of marked proxies by contacting record and beneficial owners of Common Stock, and the Company will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of Morrow & Company, at an anticipated cost to the Company of $5,000, plus reimbursement of out-of-pocket expenses.







By Order of the Board of Directors
Barbara C. Anderson
Vice President, General Counsel
    and Secretary




April 28, 1995










                                                                   Exhibit A


           AMENDMENT TO ARTICLE III OF ARTICLES OF INCORPORATION
                   OF EXECUTONE INFORMATION SYSTEMS, INC.


     The proposed amendment is to amend the first sentence of Article III of the Company's Articles of Incorporation to read as follows:

          The Corporation shall have the authority to issue
          80,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 million shares of Preferred Stock, par value $.01 per share.

                                                                  Exhibit B

                          AMENDMENT TO BYLAWS OF
                    EXECUTONE INFORMATION SYSTEMS, INC.


     The proposed amendment is to amend Paragraph 2.2 of Article II of the Company's Bylaws to read as follows:

          The number of directors constituting the Board of Directors shall be not less than five nor more than nine, and shall be subject to change in accordance with the Virginia Stock Corporation Act and these Bylaws.

                                                                  Exhibit C


            AMENDMENT TO ARTICLE IV OF ARTICLES OF INCORPORATION
                   OF EXECUTONE INFORMATION SYSTEMS, INC.

     The proposed amendment is to amend Paragraph A of Article IV of the Company's Articles of Incorporation to read as follows:

          The number of directors shall be as set forth in accordance with the Bylaws, provided that any decrease in the number of directors shall not shorten an incumbent director's term or reduce any quorum or voting requirement, until such person ceases to be a director.


                    EXECUTONE INFORMATION SYSTEMS, INC.               PROXY
            478 WHEELERS FARMS ROAD, MILFORD, CONNECTICUT 06460
        This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned hereby appoints Alan Kessman, Michael W. Yacenda and Barbara C. Anderson, or any of them, with full power of substitution in each, Proxies, to vote all the shares of Common Stock of EXECUTONE Information Systems, Inc. held of record by the undersigned at the close of business on April 26, 1995, at the Annual Meeting of Shareholders
(the "Meeting") to be held on June 27, 1995, at 3:00 p.m., or any continuation or adjournment thereof.

1.   Election of Directors
     FOR all nominees listed below                 WITHHOLD AUTHORITY for
                                                   all nominees
     (except as marked to contrary below ( )       listed below ( )

     (INSTRUCTION: To withhold authority to vote for any individual nominee, strike such nominee's name from the list below.)

     ALAN KESSMAN             STANLEY M. BLAU        THURSTON R. MOORE
     RICHARD S. ROSENBLOOM    WILLIAM R. SMART

2. Proposal to approve the amendment of the Company's Articles of Incorporation to increase the total number of authorized shares of Common Stock from 60,000,000 to 80,000,000 shares.

           FOR ( )             AGAINST  ( )            ABSTAIN ( )

3. To approve a proposed amendment to the Company's Bylaws to change the range in the size of the Board of Directors.

           FOR ( )             AGAINST  ( )            ABSTAIN ( )

4. To approve a proposed amendment to the Company's Articles of Incorporation to provide that the number of directors of the Company shall be as set forth in the Company's Bylaws.

           FOR ( )             AGAINST  ( )            ABSTAIN ( )

5. Proposal to approve the amendment of the 1986 Employee Stock Option Plan to extend the term of this Plan and allocate an additional 1,000,000 shares for issuance under options under the Plan.

           FOR ( )              AGAINST ( )            ABSTAIN ( )

6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

           FOR ( )              AGAINST ( )            ABSTAIN ( )

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 and 4.

                                   Dated:



                                   Signature if held jointly:







                                   When shares are held by joint tenants,
                                   both should sign.  When signing as
                                   attorney, executor, administrator,
                                   trustee or guardian, please give full
                                   title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.